Exhibit 12




              BURLINGTON INDUSTRIES, INC. AND SUBSIDIARY COMPANIES

                        Computation of Ratio of Earnings
                                to Fixed Charges
                             (Amounts in thousands)






                                                    Fiscal Year Ended
                                          --------------------------------------
                                          September 28, September 30, October 1,
                                              1996          1995         1994
                                          ------------  ------------  ----------

Income before income taxes .............    $  75,350     $ 120,101   $ 169,281
Interest expense .......................       65,936        56,294      49,841
Imputed interest on rent expense .......        5,006         4,636       4,020
                                            ---------     ---------   ---------
        Total earnings .................    $ 146,292     $ 181,031   $ 223,142
                                            ---------     ---------   ---------

Interest expense .......................    $  65,936     $  56,294   $  49,841
Imputed interest on rent expense .......        5,006         4,636       4,020
                                            ---------     ---------   ---------
        Total fixed charges ............    $  70,942     $  60,930   $  53,861
                                            ---------     ---------   ---------

Ratio of earnings to fixed charges .....          2.1           3.0         4.1
                                            =========     =========   =========